Exhibit 10.14

EXECUTIVE EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 2nd day of June 2019, by and between Chewy, Inc., a Delaware corporation (the “Company”), and Mario Marte (“Executive”).

W I T N E S S E T H :

WHEREAS, the Company desires to continue to employ Executive and to enter into this Agreement embodying the terms of such employment, and Executive desires to enter into this Agreement and to be employed by the Company, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:

Section 1.    Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meaning set forth on Appendix A, attached hereto.

Section 2.    Acceptance and Term of Employment.

The Company agrees to continue to employ Executive, and Executive agrees to continue to serve the Company, on the terms and conditions set forth herein. The Term of Employment shall continue until terminated as provided in Section 7 hereof.

Section 3.    Position, Duties, and Responsibilities; Place of Performance.

(a)    Position, Duties, and Responsibilities. During the Term of Employment, Executive shall be employed and serve as Chief Financial Officer and shall have such duties and responsibilities commensurate with such title. Executive will report to the Company’s Chief Executive Officer.

(b)    Performance. Executive shall devote Executive’s full business time, attention, skill, and best efforts to the performance of Executive’s duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (i) conflicts with the interests of the Company or any other member of the Company Group, (ii) interferes with the proper and efficient performance of Executive’s duties for the Company or (iii) interferes with Executive’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing Executive’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities hereunder.

Section 4.    Compensation.

(a)    Base Salary. During the Term of Employment, Executive shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of $595,000, with increases, if any, as may be made by the Compensation Committee pursuant to the Company’s annual merit increase process.

(b)    Bonus. With respect to each fiscal year ending during the Term of Employment, Executive shall be eligible to earn an annual cash incentive bonus under any annual incentive program for senior executives established by the Board from time to time, if any (the “Bonus Plan”). Any such bonus opportunity may be based upon performance criteria established by the Board or a committee thereof for such fiscal year (or other performance period) in consultation with Executive. The target amount for such annual cash incentive bonus shall be no less than 100% of Executive’s Base Salary (the “Target Bonus”), and any actual bonus shall be determined in accordance with the terms of the annual cash incentive bonus plan as in effect from time to time (the “Bonus Plan”). Subject to the provisions of Section 7, any bonus described in this Section 4(b) will be paid according and subject to the terms of the Bonus Plan under which it was awarded, and the Company shall not be required to adopt or continue to provide Executive with any annual or other short-term cash incentive opportunity as a result of this Section 4(b).

(c)    Equity. Executive shall be eligible to participate in any equity compensation plan or similar long-term incentive program adopted by the Company. The amount awarded to the Executive under any such plan, if any, shall be in the discretion of the Board or any committee administering such plan.

Section 5.    Employee Benefits. During the Term of Employment, Executive (and, with respect to health benefits, Executive’s eligible dependents) shall be entitled to immediately participate (without regard to any waiting period, except as required by applicable law) in health, insurance, retirement, annual leave and time-off, and other benefits provided generally to similarly situated employees of the Company. Executive shall also be entitled to the same number of holidays, vacation days, and sick days, as well as any other benefits, in each case as are generally allowed to similarly situated employees of the Company in accordance with the Company policy as in effect from time to time. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing Executive notice, and the right to do so is expressly reserved.

Section 6.    Reimbursement of Expenses. Executive is authorized to incur reasonable business expenses in carrying out Executive’s duties and responsibilities under this Agreement, and the Company shall promptly reimburse Executive for all such reasonable business expenses, subject to documentation in accordance with the Company’s policy, as in effect from time to time.

Section 7.    Termination of Employment.

(a)    General. The Term of Employment shall terminate upon the earliest to occur of (i) Executive’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Executive for any reason. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall resign from any and all directorships, committee memberships, and any other positions Executive holds with the Company or any other member of the Company Group. Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Executive has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Executive’s termination of employment hereunder) shall be paid (or commence to be paid) to Executive on the schedule set forth in this Section 7 as if Executive had undergone such termination of employment (under the same circumstances) on the date of Executive’s ultimate “separation from service.”

(b)    Termination Due to Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. The Company may terminate Executive’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Executive’s receipt of written notice of such termination. Upon Executive’s death or in the event that Executive’s employment is terminated due to Disability, Executive or Executive’s estate or beneficiaries, as the case may be, shall be entitled to the Accrued Obligations.

Following Executive’s death or a termination of Executive’s employment by reason of a Disability, except as set forth in this Section 7(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c)    Termination by the Company for Cause.

(i)    The Company may terminate Executive’s employment at any time for Cause, effective upon Executive’s receipt of written notice of such termination; provided, however, that with respect to any Cause termination relying on clauses (i), (ii), (iv) or (v) of the definition of Cause, to the extent that such act or acts or failure or failures to act are curable, Executive shall be given not less than ten (10) days’ written notice by the Board of the Company’s intention to terminate Executive for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based, and such termination shall be effective at the expiration of such ten (10) day notice period unless Executive has fully cured such act or acts or failure or failures to act that give rise to Cause during such period.

(ii)    In the event that the Company terminates Executive’s employment for Cause, Executive shall be entitled to the Accrued Obligations. Following such termination of Executive’s employment for Cause, except as required by law, or as set forth in this Section 7(c)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d)    Termination by the Company without Cause Outside the Change in Control Period. The Company may terminate Executive’s employment at any time without Cause, effective upon Executive’s receipt of written notice of such termination. In the event that Executive’s employment is terminated by the Company without Cause outside of the Change in Control Period, Executive shall be entitled to:

(i)    The Accrued Obligations;

(ii)    An amount equal to twelve (12) months of Executive’s Base Salary, payable in equal monthly installments over the twelve (12) month period beginning on the first administratively practicable payroll following the effective date of the Release of Claims as set forth in Section 7(h) hereof, subject to such withholdings as required by law;

(iii)    Payment of any annual bonus earned by Executive pursuant to Section 4(b) for any fiscal year completed prior to the date of termination that remains unpaid as of the Date of Termination, payable at the same time as such annual bonuses are paid to executives generally for such year;

(iv)    Payment of a pro-rated portion (based upon the number of days that Executive was employed by the Company during the year of termination) of any annual bonus that would have been earned by Executive pursuant to a Bonus Plan adopted by the Company, if any, for the fiscal year in which such termination occurred (based on actual performance during such year), which shall be payable at the same time as such annual bonuses are paid to executives generally for such year; and

(v)    An amount equal to eighteen (18) multiplied by the total applicable monthly premium cost for continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for Executive and Executive’s covered dependents under a group health plan sponsored by the Company in which Executive (or such dependents) participated at the time of termination of employment (the “COBRA Severance”), payable in a lump sum payment within thirty (30) days following the date of termination based upon the premium for the first month of COBRA.

(e)    Termination by the Company without Cause During the Change in Control Period. In the event that Executive’s employment is terminated by the Company without Cause during the period beginning three (3) months prior to and ending twelve (12) months following the occurrence of a Change in Control (the “Change in Control Period”), Executive shall be entitled to:

(i)    amounts set forth in Section 7(d)(i), (ii), (iii) and (v); provided, however, that (x) the number of months set forth in Section 7(d)(ii) shall be 18 and (y) all payments shall be paid in a lump sum payment within thirty (30) days following the date of termination (or, if later, within thirty (30) days following the effectiveness of the Release of Claims), rather than in installments; and

(ii)    100% of Target Bonus for the year of termination, paid in a lump sum payment within thirty (30) days following the date of termination, subject to such withholdings as required by law (or, if later, within thirty (30) days following the effectiveness of the Release of Claims).

(f)    Non-Duplication of Payment or Benefits: If (a) Executive’s termination occurs prior to a Change in Control that qualifies Executive for benefits under Section 7(d) of this Agreement and (b) a Change in Control occurs within the 3-month period following Executive’s termination that qualifies Executive for the superior benefits under Section 7(e) of this Agreement, then (i) Executive will cease receiving any further payments or benefits under Section 7(d) of this Agreement and (ii) benefits payable under Section 7(e) of this agreement will be paid, offset by the corresponding amounts paid pursuant to 7(d).

Notwithstanding the foregoing, the payments and benefits described above in Sections (except the Accrued Obligations) shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto, in the event that Executive breaches any of the restrictive covenants contained in Schedule I attached hereto. For the avoidance of doubt, the payments and benefits described above shall remain in effect even if Executive accepts other employment. Following such termination of Executive’s employment due to a termination without Cause, either outside or within a Change in Control Period, except as required by law, or as set forth in this Section 7(d) or 7 (e), Executive shall have no further rights to any compensation or any other benefits under this Agreement

(g)    Resignation by Executive. Executive may terminate Executive’s employment at any time . In the event of a termination of employment by Executive under this Section 7(g), Executive shall be entitled only to the Accrued Obligations. In the event of termination of Executive’s employment under this Section 7(g), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination. Following such termination of Executive’s employment by Executive, except as required by law, or as set forth in this Section 7(g), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(h)    Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (d) or (e) of this Section 7 (other than the Accrued Obligations) (collectively, the “Severance Benefits”) shall be conditioned upon Executive’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) within sixty (60) days following the date of Executive’s termination of employment hereunder. If Executive fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes Executive’s acceptance of such release following its execution, Executive shall not be entitled to any of the Severance Benefits, provided that the Company must provide Executive with the Release of Claims within five (5) business days following the date of Executive’s termination of employment hereunder. Further, to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining Severance Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein.

Section 8.    Certain Payments.

(a)    Parachute Payments. Notwithstanding anything to the contrary herein, in the event that any payment or benefit provided under this Agreement or any other plan, agreement or arrangement with the Company or any person affiliated with the Company (each a “Payment” and, collectively, the “Payments”) (i) constitutes “parachute payments” within the meaning of Section 280G of the Code or any comparable successor provisions (“Section 280G”), and (ii) but for this Section 8 would be subject to the excise tax imposed by Section 4999 of the Code or any comparable successor provisions (the “Excise Tax”), then the Executive’s Payments shall be either:

(i)    Provided to the Executive in full, or

(ii)    Provided to the Executive to such lesser extent would result in no portion being subject to the Excise Tax,

whichever of the foregoing amounts, when taking into account applicable federal, state, local, and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by the Executive, on an after-tax basis, of the greater amount, notwithstanding that all or some portion of the Payments may be taxable under the Excise Tax. In the event that Section 8(a) applies and reduction is required to be applied to the Payments, the Payments shall be reduced by the Company in a manner and order of priority that provides the Executive with the largest net after-tax value; provided, that such other Payments of equal after-tax value shall be reduced in reverse order of payment. Notwithstanding anything to the contrary herein, any reduction under this Section 8(a) shall be structured in a manner intended to comply with Section 409A of the Code.

(b)    If requested by Executive, and provided that the Payments are eligible for the shareholder approval exemption under Section 280G and the regulations thereunder and Executive contingently waives Executive’s rights to such Payments, the Company shall submit for approval by its stockholders, in conformance with Section 280G of the Code and the regulations thereunder, any Payments that constitute “parachute payments” within the meaning of Section 280G of the Code or any comparable successor provisions. Upon such submission, Section 8(a) of this Agreement shall cease to apply.

(c)    Determination by Professional Advisers. Any determinations required under this Section 8 shall be made in writing in good faith by a professional service firm selected by the Company (the “Professional Advisers”). For purposes of making the calculations required by this Section 8, the Professional Advisers may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code and other applicable legal authority. The Company and the Executive shall furnish to the Professional Advisers such information and documents as the Professional Advisers may reasonably request in order to make a determination under this Section 8. The Company shall bear all costs the Professional Advisers may reasonably incur in connection with any calculations contemplated by this Section 8; provided, that as required by Section 409A of the Code, the right to such benefit in kind is not subject to liquidation or exchange for another benefit and the amount of such benefit in one year shall not affect any other benefits to be provided in any other year.

(d)    Repayments and Reimbursements. If, notwithstanding any reduction in this Section 8, the Internal Revenue Service (the “IRS”) determines that the Executive is liable for the Excise Tax as a result of the receipt of the Payments, then the Executive shall be obliged to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that the Executive challenges the final IRS determination, a final judicial determination, a portion of the Payments equal to “Repayment Amount.” The Repayment Amount shall be the smallest such amount, if any, as shall be required to be paid to the Company so that the Executive’s net after-tax proceeds with respect to any Payment (after taking into account the Payment of the Excise Tax and all other applicable taxes imposed on such Payment) shall be maximized. The Repayment Amount with respect to the Payment shall be zero if a Repayment Amount of more than zero would not result in the Executive’s net after-tax proceeds being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, the Executive shall pay the Excise Tax.

Notwithstanding any other provision of this Section 8, if (i) there is a reduction in the Payments under this Agreement as described in Section 8(a), (ii) the IRS later determines that the Executive is liable for the Excise Tax, the payment of which would result in the maximization of the Executive’s net after-tax proceeds (calculated as if the Executive’s Payments had not previously been reduced), and (iii) the Executive pays the Excise Tax, then the Company shall pay to the Executive the amount by which Executive’s Payments were reduced; provided, that to the extent required by Section 409A of the Code, the reimbursement is made on or before the last day of the Executive’s taxable year following the taxable year in which the Excise Tax was paid; the right to reimbursement is not subject to liquidation or exchange for another benefit; and the amount subject to reimbursement in one year shall not affect any other amounts eligible for reimbursement in any other year.

If the Executive either (1) brings any action to enforce rights pursuant to this Section 8 or (2) defends any legal challenge to Executive’s rights hereunder, the Executive shall be entitled to recover attorneys’ fees and costs incurred in connection with such action, regardless of the outcome of such action; provided that (i) if such action is commenced by the Executive, the court finds the action was brought in good faith, (ii) the amounts eligible for reimbursement in one taxable year shall not affect the amount eligible for reimbursement in any other taxable year; (iii)

the reimbursement is made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred; and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

Section 9.    Restrictive Covenants.

Executive shall be bound by the restrictive covenants attached hereto as Schedule I.

Section 10.    Representations and Warranties of Executive.

Executive represents and warrants to the Company that in connection with Executive’s employment with the Company, Executive will not use any confidential or proprietary information Executive may have obtained in connection with employment with any prior employer.

Section 11.    Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Executive acknowledges and represents that the Company has not provided any tax advice to Executive in connection with this Agreement and that Executive has been advised by the Company to seek tax advice from Executive’s own tax advisors regarding this Agreement and payments that may be made to Executive pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

Section 12.    Set Off; Mitigation.

The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, or recoupment of amounts owed by Executive to the Company or its affiliates; provided, however, that to the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Executive and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule. Executive shall not be required to mitigate the amount of any payment provided pursuant to this Agreement by seeking other employment or otherwise the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.

Section 13.    Additional Section 409A Provisions.

Notwithstanding any provision in this Agreement to the contrary:

(a)    Any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(b)    Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(c)    To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d)    While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall any member of the Company Group be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code). If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A of the Code, the Company shall, after consulting with and receiving the approval of Executive, reform such provision in a manner intended to avoid the incurrence by Executive of any such additional tax or interest.

Section 14.    Successors and Assigns; No Third-Party Beneficiaries.

(a)    The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors) without Executive’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company or any direct or indirect division or subsidiary thereof to which Executive’s employment primarily relates, the Company may provide that this Agreement will be assigned to, and assumed by, the acquirer of such assets, division or subsidiary, as applicable, without Executive’s consent.

(b)    Executive. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or if there be no such designee, to Executive’s estate.

(c)    No Third-Party Beneficiaries. Except as otherwise set forth in Section 7(b) or Section 14(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 15.    Waiver and Amendments.

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 16.    Severability.

If any covenant or other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 17.    Governing Law; Waiver of Jury Trial.

THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE. EACH PARTY TO THIS AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

Section 18.    Notices.

(a)    Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Executive to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Executive may be given to Executive personally or may be mailed to Executive at Executive’s last known address, as reflected in the Company’s records.

(b)    Date of Delivery. Any notice so addressed shall be deemed to be given (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 19.    Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 20.    Entire Agreement.

This Agreement, together with any exhibits attached hereto constitutes the entire understanding and agreement of the parties hereto regarding the employment of Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement.

Section 21.    Survival of Operative Sections.

Upon any termination of Executive’s employment, the provisions of Section 7 through Section 22 of this Agreement (together with any related definitions set forth in Appendix A hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 22.    Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

*        *        *

[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

CHEWY, INC.

/s/ Sumit Singh
By:	Sumit Singh
Title:	Chief Executive Officer

EXECUTIVE

/s/ Mario Marte
Mario Marte

APPENDIX A

Definitions

(a)    “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Executive’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 6 hereof, (iii) Base Salary for any accrued vacation that Executive has not taken through the end of employment and (iv) any benefits provided under the Company’s employee benefit plans upon a termination of employment, including rights with respect to Company equity (or equity derivatives), in accordance with the terms contained therein.

(b)    “Agreement” shall have the meaning set forth in the preamble hereto.

(c)    “Base Salary” shall mean the salary provided for in Section 4(a).

(d)    “Board” shall have the meaning set forth in Section 3(a).

(e)    “Cause” means a termination by the Company for one of the following reasons: (i) a refusal or failure to follow the lawful and reasonable directions of the Board or individual to whom Executive reports, which refusal or failure is not cured within thirty (30) days following delivery of written notice of such conduct to Executive; (ii) a material failure by the Executive to perform Executive’s duties in a manner reasonably satisfactory to the Company that is not cured within thirty (30) days following delivery of written notice of such failure to the Executive; (iii) conviction of Executive of any felony involving fraud or act of dishonesty against the Company or any of its affiliates; (iv) conduct by Executive which, based upon good faith and reasonable factual investigation and determination of the Company, demonstrates Gross Unfitness to serve; (v) intentional, material violation by Executive of any contractual, statutory, or fiduciary duty owed by Executive to the Company or any of its affiliates; or (vi) willful misconduct that causes or is likely to cause material economic harm or public disgrace to the Company of any of its subsidiaries or affiliates.

(f)     “Change in Control” shall have the definition set forth in the Company’s 2019 Omnibus Incentive Plan, as amended, modified, or supplemented from time to time.

(g)     “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(h)    “Company” shall have the meaning set forth in the preamble hereto.

(i)    “Company Group” shall mean the Company together with any of its direct or indirect subsidiaries.

(j)    “Compensation Committee” shall mean the committee of the Board designated to make compensation decisions relating to senior executive officers of the Company Group. Prior to any time that such a committee has been designated, the Board shall be deemed the Compensation Committee for purposes of this Agreement.

(k)    “Delay Period” shall have the meaning set forth in Section 13 hereof.

(l)    “Disability” shall mean any physical or mental disability or infirmity of Executive that has prevented the performance of Executive’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period; provided, however, that any leave of absence under the Family and Medical Leave Act or other medical leaves permitted by the Company to other employees generally shall be excluded from this definition. Any question as to the existence, extent, or potentiality of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Executive (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(m)    “Executive” shall have the meaning set forth in the preamble hereto.

(n)    “Gross Unfitness” shall mean engaging in gross negligence as to the performance of duties or engaging in such severe conduct that Executive is no longer qualified to continue in Executive’s position.

(o)     “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(p)    “Release of Claims” shall mean the Release of Claims in substantially the same form attached hereto as Exhibit A (as the same may be revised from time to time by the Company upon the advice of counsel).

(q)    “Severance Benefits” shall have the meaning set forth in Section 7(f) hereof.

(r)    “Term of Employment” shall mean the period specified in Section 2 hereof.

Schedule I

Restrictive Covenants

1.    Non-Competition; Non-Solicitation. Executive acknowledges and recognizes the highly competitive nature of the businesses of Chewy, Inc. (the “Company”) and its affiliates and accordingly agrees as follows:

(b)    During Executive’s employment with the Company or its subsidiaries (the “Employment Term”) and the Restricted Period, Executive will not, either directly, indirectly, or through others, solicit or attempt to solicit any employees, consultant, or independent contractor of the Company, subsidiaries, (collectively, “Covered Persons”), to terminate his or her relationship with the Company or subsidiaries in order to become an employee, consultant, or independent contractor to or for any other person or entity; provided, that the foregoing shall not be deemed to prohibit general media advertising or general employment solicitation not targeted towards Covered Persons.

(c)    During the Restricted Period, Executive will not directly or indirectly compete with the Company anywhere within the existing sales territory of the Company. The Company’s sales territory shall extend throughout any state in which the Company does business; or solicit any of the Company’s customers or prospective customers.

For the purposes of this section, the term “Restricted Period” shall mean during Executive’s Employment Term and (x) for a period of twelve (12) months thereafter if Executive’s employment is terminated by the Company for Cause or by the Executive for any reason or (y) for a period of eighteen (18) months thereafter if the Executive’s employment is terminated by the Company without Cause.

(d)     As used in this Schedule I, to “Compete” shall mean directly or indirectly to own, manage, operate, join, control, be employed by, or become a director, officer, shareholder (holding 5% or more of shares) of, or consultant to, any pet food, pet supplies, pet toys, pet supplements/drugs, pet retail business or pet services business, including grooming salons or business that performs grooming services, pet training, pet boarding, or pet day-care, or any similar and related products or businesses. This provision also applies to any e-commerce or direct mail business or service with at least (i) 50% of its products or services being pet-related or (ii) $50,000,000 in annual pet-related product sales or services.

(e)    It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 1 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Schedule I is an unenforceable restriction against Executive, the provisions of this Schedule I shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Schedule I is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(f)    The period of time during which the provisions of this Section 1 shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

(g)    The provisions of Section 1 hereof shall survive the termination of Executive’s employment for any reason.

(h)    The provisions of Section 1 hereof shall not apply if Executive’s principal place of employment on the date hereof is in the State of California.

2.     Confidentiality; Intellectual Property.

(b)    Confidentiality.

(i)    At all times during and after the Employment Term, Executive will hold in strictest confidence and will not disclose to any unauthorized person or use (except in connection with Executive’s work for the Company and its Subsidiaries or otherwise for the benefit of the Company or its Subsidiaries) any Confidential Information of the Company. “Confidential Information” means trade secrets and any information, process or idea considered confidential and not publicly disclosed by the Company that is acquired by Executive directly in connection with Executive’s work for the Company and its Subsidiaries, and which, if disclosed, could reasonably cause non-de minimis harm to the Company and its Subsidiaries. Examples of Confidential Information may include: (i) the Company’s customer and prospective customer lists (including, but not limited to, computer-based, rolodex, or address book information); (ii) the Company’s vendor and prospective vendor lists (including, but not limited to, computer based, rolodex, or address book information); (iii) confidential correspondence, notes, files, memoranda, notebooks, drawings, schematics, specifications, plans, programs, price lists, inventory control lists, materials, data, information of any kind, videotapes, tangible property, equipment, entry cards, identification badges and keys; (iv) confidential information regarding the Company’s operations, finances, methods, plans, and results; (v) the Company’s confidential arrangements with suppliers and distributors; (vi) the Company’s confidential plans and strategies for research, development, expansion, store design, staffing and management systems, new products, purchasing, budgets, priorities, marketing and sales; (vii) the Company’s confidential financial statements and data regarding sales, profits, productivity, purchasing arrangements, prices and costs; (viii) confidential information regarding the Company’s computer systems and programs; (ix) third-party confidential information which the Company has a duty to maintain as confidential; (x) confidential personnel information such as the identities, capabilities, activities, compensation, performance, and ratings of employees; (xi) confidential information regarding employee hiring, incentive, evaluation and discipline practices and programs; (xii) confidential training programs, techniques, and materials; (xiii) confidential grooming methods and practices; (xiv) confidential marketing and promotional plans, methods, budgets and targets; and (xv) confidential cost-control methods and practices, in each case, that is acquired by Executive directly in connection with Executive’s work for the Company and its Subsidiaries. Confidential Information does not include information that (x) was or becomes generally available to Executive on a non-confidential basis, if the source of such information was not reasonably known to Executive to be bound by a duty of confidentiality; (y) was or becomes generally available to the public, other than as a result of a disclosure by Executive; or (z) was independently developed by Executive without reference to Confidential Information.

(ii)    Upon termination of Executive’s employment with the Company for any reason, Executive shall deliver to the Company the originals and all copies of any and all notes, memoranda, records and documentation and any other material containing or disclosing any Confidential Information of the Company that are in Executive’s possession or under Executive’s control.

(iii)    During the Employment Term, Executive shall not use or disclose any confidential information or trade secrets, if any, of any former employer in violation of any continuing obligation to such employer.

(iv)    Nothing in this Schedule I shall prohibit or impede the Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. The Executive understands and acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Executive understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance will the Executive be authorized to disclose any information covered by attorney-client privilege or attorney work product of any member of the Company without prior written consent of the General Counsel or other officer designated by the Company.

(c)    Intellectual Property.

(i)    All work product including, but not limited to, deliverables, business continuity planning program, designs, installation drawings, drawings, reports, calculations, maps, photographs, computer programs, code, software, development, systems design, specifications, notes, data, location lay-outs, services, and any other pertinent data, in whatever form of media, specifically prepared, produced, created, and/or authored by Executive are works for hire (collectively referred to herein as “Work”) and are the exclusive property of the Company. To the extent title to any Work may not, by operation of law, vest in the Company or the Work may not be considered works for hire, Executive irrevocably grants all Executive’s rights, title, and interest in the Work to the Company. The Company may obtain, and hold in its own name, copyrights, registrations, or such other protections as may be appropriate to the subject matter of the Work. Upon the Company’s request, Executive agrees during and after the Employment Term to give the Company, at its expense, and any person designated by the Company, reasonable assistance required to achieve or record these rights. (This paragraph, however, shall not be interpreted to require the assignment of any Work which Executive can prove Executive developed entirely on his or her own time, without the use of any equipment, supplies, facilities or Confidential Information of the Company, and which neither results from the work Executive performs for the Company nor is related to the business of the Company). In the event that the Company is unable, after reasonable effort, to secure Executive’s signature on any documents needed to apply for or prosecute a Work, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf to execute, verify and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, and other registrations available for protections with the same legal force and effect as if executed by Executive. Executive acknowledge that Executive is responsible for understanding, complying with, an implementing the Company’s Intellectual Property Policy and Guidelines published by the Company as they apply to Executive’s position and area of accountability at the Company.

3.    Non-Disparagement.

Executive agrees that during the Employment Term, and at all times thereafter, Executive will not make any disparaging or defamatory comments regarding any member of the Company, its affiliates and subsidiaries, or their respective current or former directors, officers, or employees in any respect or make any disparaging or defamatory comments concerning any aspect of Executive’s relationship with any member of the Company, its affiliates and subsidiaries, or any comments concerning the conduct or events which precipitated any termination of Executive’s employment from any member of the Company, its affiliates and subsidiaries. The Company shall instruct is directors, officers, and executives to not make any disparaging or defamatory comments regarding Executive. However, either party’s obligations under this Section 3 of Schedule I shall not apply to disclosures required by applicable law, regulation, or order of a court or governmental agency.

Exhibit A

RELEASE OF CLAIMS

As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.

For and in consideration of the Severance Benefits (as defined in my Employment Agreement, dated June 1, 2019, with Chewy, Inc. (the “Employment Agreement”)), and other good and valuable consideration, I, Mario Marte, for and on behalf of myself and my heirs, administrators, executors, and assigns, effective the date on which this release becomes effective pursuant to its terms, do fully and forever release, remise, and discharge each of the Company and each of its direct and indirect subsidiaries and affiliates, together with their respective officers, directors, partners, shareholders, employees, and agents (collectively, the “Group”) from any and all claims whatsoever up to the date hereof that I had, may have had, or now have against the Group, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, each as may be amended from time to time, and all other federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees. The release contained herein is intended to be a general release of any and all claims to the fullest extent permissible by law.

I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.

By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

Notwithstanding any provision of this Release to the contrary, by executing this Release, I am not releasing (i) any claims relating to my rights under Section 7 of the Employment Agreement, (ii) any claims that cannot be waived by law, or (iii) my right of indemnification as provided by, and in accordance with the terms of, applicable corporate law or the by-laws , certificate of incorporation or insurance policy providing such coverage of any member of the Group, as any of such may be amended from time to time.

I expressly acknowledge and agree that I –

•	Am able to read the language, and understand the meaning and effect, of this Release;

•

Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;

•

Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay me the Severance Benefits in consideration for my agreement to accept it in full settlement of all possible claims I might have or ever had, and because of my execution of this Release;

•	Acknowledge that, but for my execution of this Release, I would not be entitled to the Severance Benefits;

•	Understand that, by entering into this Release, I do not waive rights or claims under ADEA that may arise after the date I execute this Release;

•

Had or could have [twenty-one (21)][forty-five (45)][1] days from the date of my termination of employment (the “Release Expiration Date”) in which to review and consider this Release, and that if I execute this Release prior to the Release Expiration Date, I have voluntarily and knowingly waived the remainder of the review period;

•	Have not relied upon any representation or statement not set forth in this Release or my Employment Agreement made by the Company or any of its representatives;

•	Was advised to consult with my attorney regarding the terms and effect of this Release; and

•	Have signed this Release knowingly and voluntarily.

I represent and warrant that I have not previously filed, and to the maximum extent permitted by law agree that I will not file, a complaint, charge, or lawsuit against any member of the Group regarding any of the claims released herein. If, notwithstanding this representation and warranty, I have filed or file such a complaint, charge, or lawsuit, I agree that I shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Group against whom I have filed such a complaint, charge, or lawsuit. This paragraph shall not apply, however, to a claim of age discrimination under ADEA or to any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the “EEOC”); provided, however, that if the EEOC were to pursue any claims relating to my employment with Company, I agree that I shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Release and the Severance Benefits will control as the exclusive remedy and full settlement of all such claims by me.

[1]

To be selected based on whether applicable termination was “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967).

I hereby agree to waive any and all claims to re-employment with the Company or any other member of the Company Group (as defined in my Employment Agreement) affirmatively agree not to seek further employment with the Company or any other member of the Company Group.

Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days following the date of its execution by me (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company and the Board of Directors of the Company, in writing, delivered to the Company at its principal executive office. To be effective, such revocation must be received by the Company no later than 11:59 p.m. on the seventh (7th) calendar day following the execution of this Release. Provided that the Release is executed and I do not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Release is executed shall be its effective date. I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Company will have any obligations to pay me the Severance Benefits.

The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS RELEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF DELAWARE, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS. I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.

Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in my Employment Agreement.

Mario Marte
Date: